Exhibit 99.1

ITT Reports Strong First-Quarter Results and Raises Full-Year Guidance

  Revenue up three percent to $2.6 billion.
  Earnings from continuing operations of $0.79 per share. Adjusted earnings from continuing operations up 17 percent to $0.84 per share.
  2010 adjusted earnings per share guidance increased to a range of $4.05 to $4.20 – projected midpoint growth of nine percent over 2009 adjusted earnings per share. Revenue guidance raised to four percent total growth and three percent organic growth.

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--April 30, 2010--ITT Corporation (NYSE: ITT) today reported 2010 first-quarter revenue of $2.6 billion and income from continuing operations of $146 million, or $0.79 per share. Excluding special items, income from continuing operations for the quarter was $156 million, or $0.84 per share, representing 17 percent year-over-year growth. Special items in the year-ago period included a $54 million tax-related gain, compared with a $10 million expense in the first quarter of 2010, primarily related to the recent U.S. healthcare reform legislation.

“Promising organic growth combined with ITT’s focused execution got us off to a great start in 2010. Our Motion & Flow Control business delivered significant increases in revenue and operating income. Our Defense & Information Solutions business made great progress on its strategic realignment, and significant productivity gains drove margin improvements in both our Fluid Technology and Motion & Flow Control businesses,” said Steve Loranger, ITT’s chairman, president and chief executive officer.

The company also raised its full-year 2010 adjusted earnings per share guidance from its previously announced forecast of $3.90 to $4.10 to a new forecast of $4.05 to $4.20. Revenue guidance for the year is revised from the company’s previously announced forecast of three percent growth to a new forecast of four percent growth. Organic revenue (defined as total revenue excluding foreign exchange and merger and acquisition impacts) is expected to grow three percent, compared with a previous forecast of two percent growth.

“Our global teams delivered results above expectations, and we are seeing improving conditions in certain end markets, giving us confidence in raising our full-year earnings outlook,” said Loranger. “We also delivered higher than expected free cash flow, and our strong financial position enabled us to announce an 18 percent dividend increase in the quarter, while we continued to advance our cash deployment and portfolio strategy through ITT’s acquisition of Nova Analytics.

“We believe our strategies to align the portfolio with enduring human needs, while delivering organic growth and focused execution, will continue to drive excellent, sustainable growth -- as ITT has demonstrated this quarter and over the past five years.”

First-Quarter Segment Results

Defense & Information Solutions

  First-quarter 2010 revenue for the Defense segment was $1.5 billion, down four percent compared to the year-ago period. Volume declines from strong prior-year results for tactical radios and counter improvised explosive device units were partially offset by growth in service contracts, special purpose jammers and very strong international night vision goggle revenues.
  Strong productivity in the segment was more than offset by increased costs related to the business’ strategic realignment, higher pension costs, and lower volumes, resulting in an 11 percent decline in operating income to $146 million.
  Backlog at the end of the quarter was $5 billion, and significant orders during the quarter included international night vision goggles, airborne integrated defensive electronic countermeasures, Saudi Arabia tactical radios and next generation satellite radios. ITT was also selected by the U.S. Air Force Space and Missile Systems to provide components and services for the next generation of the Global Positioning System (GPS).

Fluid Technology

  First-quarter 2010 Fluid Technology revenue of $801 million was up eight percent on a year-over-year basis. Organic revenue was flat, as growth in residential markets was offset by a decline versus the strong year-ago period in industrial projects. Organic orders for the segment were up three percent, largely driven by stabilizing residential market conditions and strong mining, oil and gas projects.
  First-quarter segment operating income was $91 million, up 32 percent from the comparable prior-year period, driven by exceptional productivity and lower restructuring and realignment costs.
  Key recent achievements include an award to create an energy-efficient water system in Chongqing, China; a full suite of treatment equipment to upgrade a water reclamation plant in Maryland with ITT’s Flygt, Leopold, WEDECO and Sanitaire product lines; a desalination award in Saudi Arabia; and the start-up of the one of the largest dissolved air flotation water treatment systems in North America. The company also completed the acquisition of Nova Analytics, establishing a new growth platform for ITT in the $6 billion analytical instrumentation market.

Motion & Flow Control

  First-quarter 2010 revenue for the Motion & Flow Control segment grew 26 percent on a comparable basis to $387 million. Organic revenue was up 25 percent, driven by the 2009 European auto stimulus programs, share gains in rail and beverage in emerging markets, restocking in the marine and connectors markets and recovering industrial markets. Organic orders were up 32 percent.
  Operating income of $55 million was up 96 percent, driven by strong productivity, volume and mix.
  Key business achievements during the quarter included a locomotive damper order for a rail project in China, European automotive platform wins, and a five-year fuel valve award in the aerospace sector. The business also garnered emerging market share gains in beverage.

Guidance

For the second quarter of 2010, ITT projects adjusted earnings per share will be flat compared with the year-ago period, in the range of $1.05 to $1.07. ITT’s new full-year 2010 adjusted earnings per share guidance range is now $4.05 to $4.20 per share. At the midpoint, this represents nine percent growth from 2009.

For the full year, ITT revenue is now expected to grow four percent, compared with prior revenue guidance of three percent growth. Organic revenue growth for the full year is now forecast at three percent compared with a prior forecast of two percent.

Based on expected timing of orders and customer fielding plans, the company projects 2010 Defense & Information Solutions revenue growth of three percent. Fluid Technology revenue is expected to grow five percent, from a previously announced forecast of two percent growth, due to the Nova acquisition. Total revenue growth guidance for Motion & Flow Control is increased to six percent from the previous forecast of one percent growth. On an organic basis, revenue growth of seven percent is now forecast at Motion & Flow Control compared to the flat prior guidance.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9:00 a.m. Eastern Daylight Time to review first-quarter performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/ir.

About ITT Corporation

ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company generated 2009 revenue of $10.9 billion. www.itt.com

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act"). These forward-looking statements include statements that describe the Company's business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include: Economic, political and social conditions in the countries in which we conduct our businesses; Changes in U.S. or international government defense budgets; Decline in consumer spending; Sales and revenues mix and pricing levels; Availability of adequate labor, commodities, supplies and raw materials; Interest and foreign currency exchange rate fluctuations and changes in local government regulations; Competition and industry capacity and production rates; Ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; Our ability to borrow or refinance our existing indebtedness and availability of liquidity sufficient to meet our needs; Changes in the value of goodwill or intangible assets; Acquisitions or divestitures; Personal injury claims; Uncertainties with respect to our estimation of asbestos liability exposure and related insurance recoveries; Our ability to effect restructuring and cost reduction programs and realize savings from such actions; Government regulations and compliance therewith; Changes in technology; Intellectual property matters; Governmental investigations; Potential future employee benefit plan contributions and other employment and pension matters; Contingencies related to actual or alleged environmental contamination, claims and concerns; Changes in generally accepted accounting principles; Other factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED INCOME STATEMENTS (In millions, except per share) (Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Revenue	$2,636	$2,557

Costs of revenue	1,908	1,888
Selling, general and administrative expenses	383	383
Research and development expenses	63	53
Asbestos-related costs, net	15	-
Restructuring and asset impairment charges, net	17	11
Total costs and expenses	2,386	2,335

Operating income	250	222
Interest expense	25	26
Interest income	3	4
Miscellaneous expense, net	5	3
Income from continuing operations before income tax expense	223	197
Income tax expense	77	10
Income from continuing operations	146	187
Loss from discontinued operations, net of tax	-	(3)
Net income	$146	$184

Earnings (Loss) Per Share
Basic:
Continuing operations	$0.80	$1.02
Discontinued operations	-	(0.01)
Net Income	$0.80	$1.01
Diluted:
Continuing operations	$0.79	$1.02
Discontinued operations	-	(0.01)
Net Income	$0.79	$1.01

Average common shares — basic	183.3	182.0
Average common shares — diluted	184.9	183.2

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (In millions) (Unaudited)

	March 31,	December 31,
	2010	2009

Assets
Current Assets:
Cash and cash equivalents	$880	$1,216
Receivables, net	1,853	1,797
Inventories, net	821	802
Deferred income taxes	235	234
Other current assets (a)	238	207
Total current assets	4,027	4,256

Plant, property and equipment, net	1,049	1,051
Deferred income taxes	546	583
Goodwill	4,071	3,864
Other intangible assets, net	664	519
Asbestos-related assets	584	604
Other non-current assets	259	252
Total assets	$11,200	$11,129

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$1,207	$1,291
Accrued expenses (b)	970	1,035
Accrued taxes	93	105
Short-term debt and current maturities of long-term debt	289	75
Postretirement benefits	73	73
Deferred income taxes	35	37
Total current liabilities	2,667	2,616

Postretirement benefits	1,775	1,788
Long-term debt	1,365	1,431
Asbestos-related liabilities	860	867
Other non-current liabilities	614	549
Total liabilities	7,281	7,251

Shareholders' equity	3,919	3,878
Total liabilities and shareholders' equity	$11,200	$11,129

(a)	Includes asbestos-related assets of $62 for both periods presented.
(b)	Includes asbestos-related liabilities of $66 for both periods presented.

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (In millions) (Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Operating Activities Net income	$146	$184
Less: Loss from discontinued operations	-	3
Income from continuing operations	146	187

Adjustments to income from continuing operations:
Depreciation and amortization	69	66
Stock-based compensation	8	8
Asbestos-related costs, net	15	-
Restructuring and asset impairment charges, net	17	11
Payments for restructuring	(16)	(26)
Contributions to pension plans	(2)	(5)
Change in receivables	(68)	76
Change in inventories	3	(44)
Change in accounts payable and accrued expenses	(73)	(17)
Change in accrued and deferred taxes	7	(4)
Change in other assets	(22)	(46)
Change in other liabilities	(11)	(2)
Other, net	4	9
Net Cash — Operating Activities	77	213

Investing Activities Capital expenditures	(52)	(48)
Acquisitions, net of cash acquired	(391)	(1)
Proceeds from sale of assets and businesses	1	10
Other, net	1	2
Net Cash — Investing Activities	(441)	(37)

Financing Activities Short-term debt, net	151	(166)
Long-term debt repaid	(1)	(3)
Proceeds from issuance of common stock	5	2
Dividends paid	(85)	(32)
Tax impact from equity compensation activity	1	(1)
Other, net	5	-
Net Cash — Financing Activities	76	(200)

Exchange rate effects on cash and cash equivalents	(48)	(30)
Net change in cash and cash equivalents	(336)	(54)
Cash and cash equivalents — beginning of year	1,216	965
Cash and Cash Equivalents — end of period	$880	$911

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance metrics including sales and revenues, segment operating income and margins, earnings per share, orders growth, and backlog, among others, in connection with its management of our business. In addition, we consider the following non-GAAP measures to be key performance indicators for purposes of this REG-G reconciliation:

Organic Sales and Revenues defined as reported GAAP sales and revenues excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures (for the first 12 months). The Company believes that Organic Sales and Revenues provide a useful measure of the operation's underlying revenue performance after adjusting for foreign exchange, acquisitions and divestitures that may impact comparability. The Company utilizes Organic Sales and Revenues to measure, evaluate and manage the Company's revenue performance. The Company's definition of Organic Sales and Revenue may not be comparable to similar measures utilized by other companies.

Organic Orders are Non-GAAP performance measures that may provide useful information related to the Company's future revenue performance. Organic Orders exclude the impact of foreign currency fluctuations and contributions from acquisitions and divestitures (for the first 12 months). The Company's definition of Organic Orders may not be comparable to similar measures utilized by other companies.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as reported GAAP Income from Continuing Operations and reported GAAP Diluted Earnings Per Share, adjusted to exclude Special items. Special items that may include, but are not limited to, unusual and infrequent non-operating items and non-operating tax settlements or adjustments related to prior periods. These items are not a substitute for GAAP measures. Special items represent significant charges or credits that impact current results, but may not be related to the Company’s ongoing operations and performance. The Company uses Adjusted Income from Continuing Operations and Adjusted EPS to measure, evaluate and manage the Company. The Company believes that results excluding Special Items provide a useful analysis of ongoing operating trends. The Company's definitions of Adjusted Income from Continuing Operations and Adjusted EPS may not be comparable to similar measures utilized by other companies.

Free Cash Flow is defined as GAAP Net Cash - Operating Activities less Capital Expenditures and other Special Items. Free Cash Flow should not be considered a substitute for income or cash flow data prepared in accordance with GAAP. The Company's definition of Free Cash Flow may not be comparable to similar measures utilized by other companies. Management believes that Free Cash Flow is an important measure of performance and it is utilized as one measure of the Company's ability to generate cash. Note that due to other financial obligations and commitments, the entire Free Cash Flow amount may not be available for discretionary purposes.

Management believes that the above metrics are useful to investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations and our management of assets held from period to period. These metrics, however, are not a measure of financial performance under GAAP and should not be considered a substitute for sales and revenue growth (decline), or cash flows from operating, investing and financing activities as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
First Quarter 2010 & 2009

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A
	Revenue 3M 2010	Revenue 3M 2009	Change 2010 vs. 2009	% Change 2010 vs. 2009	Acquisition / Divestitures 3M 2010	FX Contribution 3M 2010	Change Adj. 10 vs. 09	% Change Adj. 10 vs. 09

ITT Corporation - Consolidated	2,636	2,557	79	3.1%	(13)	(50)	16	0.6%

Defense & Information Solutions	1,450	1,508	(58)	-3.8%	0	0	(58)	-3.8%
Electronic Systems	508	676	(168)	-24.9%	0	0	(168)	-24.9%
Geospatial Systems	297	275	22	8.0%	0	0	22	8.0%
Information Systems	651	575	76	13.2%	0	0	76	13.2%

Fluid Technology	801	744	57	7.7%	(16)	(42)	(1)	-0.1%
Water & WasteWater	378	344	34	9.9%	(4)	(32)	(2)	-0.6%
Residential and Commercial Water Group	267	238	29	12.2%	(12)	(6)	11	4.6%
Industrial Process	172	184	(12)	-6.5%	0	(5)	(17)	-9.2%

Motion & Flow Control	387	306	81	26.5%	3	(8)	76	24.8%
Motion Technologies	169	113	56	49.6%	0	(5)	51	45.1%
Interconnect Solutions	98	87	11	12.6%	0	(2)	9	10.3%
Control Technologies	66	64	2	3.1%	1	0	3	4.7%
Flow Control	54	43	11	25.6%	2	(1)	12	27.9%

	Orders 3M 2010	Orders 3M 2009	Change 2010 vs. 2009	% Change 2010 vs. 2009	Acquisition Contribution 3M 2010	FX Contribution 3M 2010	Change Adj. 10 vs. 09	% Change Adj. 10 vs. 09

Defense & Information Solutions	1,256	1,504	(248)	-16.5%	0	0	(248)	-16.5%

Fluid Technology	890	802	88	11.0%	(17)	(47)	24	3.0%

Motion & Flow Control	374	281	93	33.1%	3	(6)	90	32.0%

Total Segment Orders	2,518	2,586	(68)	-2.6%	(14)	(53)	(135)	-5.2%

Note: Excludes intercompany eliminations.

ITT Corporation
Segment Operating Income & OI Margin
First Quarter of 2010 & 2009

($ Millions)

	Q1 2010	Q1 2009%
			Change 10 vs.
	As Reported	As Reported	09

Revenue:
Defense & Information Solutions	1,450	1,508	-3.8%
Fluid Technology	801	744	7.7%
Motion & Flow Control	387	306	26.5%
Intersegment eliminations	(2)	(1)	100.0%
Total Revenue	2,636	2,557	3.1%

Operating Margin:
Defense & Information Solutions	10.1%	10.9%	(80)	BP
Fluid Technology	11.4%	9.3%	210	BP
Motion & Flow Control	14.2%	9.2%	500	BP
Total Operating Segments	11.1%	10.2%	90	BP

Income:
Defense & Information Solutions	146	164	-11.0%
Fluid Technology	91	69	31.9%
Motion & Flow Control	55	28	96.4%
Total Segment Operating Income	292	261	11.9%

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
First Quarter of 2010 & 2009

($ Millions, except EPS and shares)

	Q1 2010 As Reported	Q1 2010 Adjustments		Q1 2010 As Adjusted	Q1 2009 As Reported	Q1 2009 Adjustments		Q1 2009 As Adjusted	Change 2010 vs. 2009 As Adjusted	Percent Change 2010 vs. 2009 As Adjusted

Segment Operating Income	292			292	261			261

Interest Income (Expense)	(22)	(1)	#A	(23)	(22)			(22)
Other Income (Expense)	(5)			(5)	(3)			(3)
Corporate (Expense)	(42)			(42)	(39)			(39)

Income from Continuing Operations before Tax	223	(1)		222	197			197

Income Tax Expense	(77)	11	#B	(66)	(10)	(54)	#C	(64)

Income from Continuing Operations	146	10		156	187	(54)		133

Diluted EPS from Continuing Operations	0.79	0.05		0.84	1.02	(0.30)		0.72	$0.12	16.7%

#A - Interest refund related to prior year tax settlement.
#B - Primarily related to a reduction of deferred tax assets associated with the U.S. Patient Protection and Affordable Care Act (the Healthcare Reform Act).
#C - Primarily the reversal of a deferred tax liability no longer required as a result of the restructuring of certain international legal entities.

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Free Cash Flow
First Quarter of 2010 & 2009

($ Millions)

	3M 2010	3M 2009

Net Cash - Operating Activities	77	213

Capital Expenditures	(52)	(48)

Free Cash Flow	25	165

Income from Continuing Operations	146	187

Free Cash Flow Conversion	17%	88%

Non-Cash Special Tax Items	11	(58)

Income from Continuing Operations, Excluding Non-Cash Special Tax Items	157	129

Adjusted Free Cash Flow Conversion	16%	128%

ITT Corporation
Debt Coverage Ratios 2010 & 2009
($ Millions)

	March 30, 2010	December 30, 2009

Net Debt/Net Capitalization	16.5%	7.0%
Total Debt/Total Capitalization	29.7%	28.0%

Short Term Debt	289	75
Long Term Debt	1,365	1,431
Total Debt	1,654	1,506
Cash & Cash equivalents	880	1,216
Net Debt	774	290

Total Shareholders' Equity	3,919	3,878
Net Debt	774	290
Net Capitalization	4,693	4,168

CONTACT:
ITT Corporation
Jenny Schiavone, +1-914-641-2160
jennifer.schiavone@itt.com